Exhibit 10.5
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made effective and entered into as of                                         , by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and                                          (the “Grantee”).
     WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”), the Committee that administers the Plan has the authority to grant Awards under the Plan to employees of the Company; and
     WHEREAS, the Committee has determined that the Grantee be granted a Restricted Stock Award under the Plan for the number of shares and upon the terms set forth below;
     NOW, THEREFORE, the Company and the Grantee hereby agree as follows:
     1. Grant of Award. The Grantee is hereby granted a Restricted Stock Award under the Plan (this “Award”), subject to the terms and conditions hereinafter set forth, with respect to                      restricted shares of Common Stock. Restricted shares of Common Stock covered by this Award shall be represented by a stock certificate registered in the Grantee’s name, or designated for the Grantee on the records of the Company’s transfer agent. Each stock certificate issued shall bear the following or a similar legend:
“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan and the Restricted Stock Award Agreement entered into between the registered owner and Pier 1 Imports, Inc. A copy of such plan and agreement is on file in the offices of Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.”
Any Common Stock certificates evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to the restricted shares of Common Stock covered by this Award.
     2. Transfer Restrictions. Except as expressly provided herein, this Award and the restricted shares of Common Stock issued with respect to this Award are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, this Award shall immediately become null and void and the restricted shares of Common Stock relating thereto shall be forfeited.
     3. Restrictions. The restrictions on the shares of Common Stock covered by this Award shall lapse and such shares shall fully vest on the date of filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission (the “SEC”) for the fiscal year ending February 28, 2009 provided that (i) the cumulative earnings before interest, taxes, depreciation and amortization, from all domestic and international operations, but not including discontinued operations nor unusual or non-recurring items, each and all as determined by the Committee, or a subcommittee of such Committee, for the Company’s three (3) fiscal years commencing on February 26, 2006 and ending on February 28, 2009, equals or exceeds three hundred thirty-one million dollars ($331,000,000.00) (the “EBITDA Performance Measure”), and (ii) the Grantee is employed by the Company or an Affiliate as of such date. Upon termination of employment of the Grantee with the Company or any Affiliate of the Company (or the successor of any such company) for any reason, the Grantee shall forfeit all rights in the shares of Common Stock covered by this Award as to which the restrictions thereon shall not have lapsed, and the ownership of such shares shall immediately vest in the Company. For purposes of this Award, no termination of Grantee’s employment shall occur as a result of the transfer of Grantee between the Company and any Affiliate or as a result of the transfer of the Grantee between two Affiliates. The cessation of a relationship between the Company and an Affiliate with which the Grantee is employed whereby such company is no longer an Affiliate shall constitute a termination of employment of the Grantee.
     4. Voting and Dividend Rights. During the period in which the restrictions provided herein are applicable to the Common Stock covered by this Award, the Grantee shall have the right to vote such shares and to receive any cash dividends paid with respect to such shares. Any dividend or distribution payable with respect to restricted shares of Common Stock covered by this Award that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any dividend or distribution (other than cash or Common Stock) payable on shares of the restricted shares of Common Stock covered by this Award, and any consideration receivable for or in conversion of or exchange for the restricted shares of Common Stock covered by this Award, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Restricted Stock Award Agreement or with such modifications thereof as the Committee may provide in its absolute discretion.
     5. Distribution Following End of Restrictions. Upon attainment of the EBITDA Performance Measure and the expiration of the restrictions provided in Section 3 hereof as to the restricted shares of Common Stock covered by this Award, the Company will cause a certificate evidencing such amount of Common Stock to be delivered to the Grantee (or in the case of his death after such events cause such certificate to be delivered to his or her legal representative, beneficiary or heir) free of the legend regarding transferability; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock. If the EBITDA Performance Measure is not attained as provided in Section 3 hereof, then ownership of all shares of Common Stock covered by this Award shall vest in the Company on the date of filing of the Company’s annual report on Form 10-K with the SEC for the fiscal year ending February 28, 2009.
     6. Tax Withholding. The obligation of the Company to deliver any certificate to the Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from the Grantee of any minimum withholding taxes required as a result of the grant of the Award or lapsing of restrictions thereon. The Grantee may satisfy all or part of such withholding tax requirement by electing to require the Company to purchase that number of unrestricted shares of Common Stock designated by the Grantee at a price equal to the Fair Market Value on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the first preceding day on which trading occurred. The Company shall have the right, but not the obligation, to sell or withhold such number of unrestricted shares of Common Stock distributable to the Grantee as will provide assets for payment of any tax so required to be paid by the Company for Grantee unless, prior to such sale or withholding, Grantee shall have paid to the Company the amount of such tax. Any balance of the proceeds of such a sale remaining after the payment of such taxes shall be paid over to Grantee. In making any such sale, the Company shall be deemed to be acting on behalf and for the account of Grantee.
     7. Securities Laws Requirements. The Company shall not be required to issue shares pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered; and (b) the Company has complied with applicable federal and state securities laws. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the committee may from time to time deem appropriate, in which the Grantee represents that the shares acquired by him under this Award are being acquired for investment and not with a view to the sale or distribution thereof.
     8. Incorporation of Plan Provisions. This Restricted Stock Award Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.
     9. Miscellaneous. This Restricted Stock Award Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee. No contract or right of employment shall be implied by this Agreement, nor shall this Agreement interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause.

     IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement here on the date first above written.

COMPANY:	GRANTEE:

Pier 1 Imports, Inc.

By:

Soc. Sec. #

Address:

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